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                            THE HAVANA GROUP, INC.                  EXHIBIT 1.1

                                460,000 Units
              Each Unit Consisting of one Share of Common Stock
                and two Class A Common Stock Purchase Warrants

                         AGREEMENT AMONG UNDERWRITERS

                                                                         , 1998
To each of the Underwriters named in Schedule I to the attached Underwriting Agreement

Dear Sirs:

     1. Underwriting Agreement. The Havana Group, Inc., a Delaware corporation (the "Company"), proposes to enter into an underwriting agreement in the form of the Underwriting Agreement attached hereto as Exhibit "A" (the "Underwriting Agreement") with the underwriters named in Schedule I to the Underwriting Agreement (the "Underwriters"), acting severally and not jointly, with respect to the purchase from the Company of 460,000 Units, each unit consisting of one share of Common Stock and two Class A Common Stock Purchase Warrant (the "Firm Units"). Upon our request, and as provided in
Section 3 of the Underwriting Agreement, Duncan Hill, Inc., the Company's principal stockholder, also will sell to the Underwriters up to a maximum of an additional 69,000 Units (the "Optional Units"). Both the Firm Units and the Optional Units are sometimes collectively referred to herein as the "Units." All of the Units which are the subject of this Agreement are more fully described in the Prospectus of the Company described below. Under the terms of the Underwriting Agreement, each of the Underwriters will agree, in accordance with the terms thereof to purchase the aggregate number of Firm Units set forth opposite its name in said Schedule I, subject to adjustment pursuant to Section 12 hereof and Section 14 of the Underwriting Agreement.

     2. Registration Statement and Prospectus. The Units are described in a registration statement and related prospectus which have been filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"). An amendment to such registration statement has been or will be filed in which you have been or will be named as one of the Underwriters of the Units. Copies of the registration statement as filed and as amended have been delivered to you, and you hereby authorize us to approve on your behalf any further amendments or supplements which may be necessary or appropriate. The registration statement, as amended at the time it becomes effective, is called the "Registration Statement" and the final prospectus relating to the Units as filed by the Company with the Commission pursuant to Rule 424(b) under the Act is referred to as the "Prospectus."

     3. Authority of Representative. You authorize us as your Representative to execute the Underwriting Agreement with the Company in the form attached with such insertions, deletions or other changes as we may approve (but not as to the number of, and price of, the Units to be

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purchased by you except as provided herein and therein) and to take such action as in our discretion we may deem advisable in respect of all matters pertaining to the Underwriting Agreement, this Agreement, the transactions for the accounts of the several Underwriters contemplated thereby and hereby, and the purchase, carrying, sale and distribution of the Units.

     4. Public Offering. In connection with the public offering of the Units, you authorize us, in our discretion:

          (a) To determine the time and manner of the initial public offering (after the Registration Statement become effective), the initial public offering price, and the concessions and reallowances to dealers, to change the public offering price and such concessions and reallowances after the initial public offering, to furnish the Company with the information to be included in the Registration Statement and the Prospectus (and any amendment or supplement thereto) with respect to the terms of the public offering, and to determine all matters relating to the public advertisement of the Units and any communications with dealers or others;

          (b) To reserve all or any part of your Units for sale to retail purchasers (including institutions) and to dealers selected by us ("Selected Dealers") among which may be included any Underwriter (including ourselves) and each of which shall be a member of the National Association of Securities Dealers, Inc., and each of which shall agree that in making sales to purchasers in the United States it will conform to the Rules of Fair Practice of said Association (or, in the case of a foreign dealer not eligible for membership in such Association, which shall agree not to reoffer, resell or deliver Units in the United States, its territories or its possessions, or to persons whom it has reason to believe are citizens thereof or residents therein), such reservations for sales to retail purchasers to be as nearly as practicable in proportion to the respective underwriting obligations of the Underwriters and such reservations for sales to Selected Dealers to be in such proportion as we determine, and from time to time to add to the reserved Units such Units retained by you remaining unsold and to release to you any of your Units reserved but not sold;

          (c) To sell reserved Units as nearly as practicable in proportion to the respective reservations to retail purchasers at the public offering price, and to Selected Dealers at the public offering price less the Selected Dealer's concession pursuant to the Selected Dealer Agreement in substantially the form attached; and

          (d) To buy Units for your account from Selected Dealers at the public offering price less such amount not in excess of the Selected Dealer's concession as we may determine.

     After advice from us that the Units are released for public offering, you will offer to the public in conformity with the terms of offering set forth in the Prospectus, or any amendment or supplement, such of your Units as we advise you are not reserved.

     You recognize the importance of a broad distribution of the Units among bona fide investors and you agree to use your best efforts to obtain such broad distribution and to that end, to the extent

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you deem practicable, to give priority to small orders.  In offering the
Units to Selected Dealers we will take such action as we deem appropriate to effect a broad distribution.

     5. Repurchase of Units Not Effectively Placed for Investment. You are requested to place for investment those of your Units which are not reserved as aforesaid. Any Units sold by you (otherwise than through us) which may be delivered to us against a purchase contract made by us for the account of any Underwriter prior to termination of the provisions referred to in Section 11 of this Agreement, shall be purchased by you upon demand from us at the cost of such purchase plus brokerage commissions and transfer taxes on redelivery.
 Units delivered on such repurchase need not be identical to those purchased by you. In lieu of demand repurchase by you we may in our discretion (i) sell for your account the Units so purchased by us, at such price and upon such terms as we may determine, and debit or credit your account with the loss and expense or net profit resulting from such sale, or (ii) charge your account with an amount not in excess of the Selected Dealer's concession with respect to such Units plus brokerage commissions and transfer taxes paid in connection with such purchase.

     6. Payment and Delivery. We shall give you at least 24 hours prior notice of the Closing Date (as defined in the Underwriting Agreement). You agree to deliver to us at or before 9:00 a.m., New York City time, on such Closing Date and at or before 9:00 a.m. New York City time, on the Additional Closing Date referred to in the Underwriting Agreement if the Optional Units are purchased, at the office of VTR Capital, Inc., 17 Battery Place, New York, NY 10004 (or such other office as we may direct), a certified check or bank cashier's check payable in New York Clearing House funds to the order of VTR Capital, Inc., as Representative, for the full purchase price of the Units which you shall have agreed to purchase from the Company less the concession to Selected Dealers. If you are a member or clear through a member of the Depository Trust Company ("DTC"), you may, in your discretion, deliver payment and receive Units through the facilities of DTC. The proceeds shall be delivered in the amounts required in each case for payment of the full purchase price by us to the Company against delivery of the Units to us for your account. We are authorized to accept that delivery and to give a receipt therefor. We may in our discretion make such payment on your behalf with our own funds, in which event you will reimburse us promptly upon request. You authorize us, as your custodian, to take delivery of your Units, registered as we may direct in order to facilitate deliveries. You also authorize us to hold for your account such of your Units as we have reserved for sale to retail purchasers and to Selected Dealers, and to deliver your reserved Units against such sales. We will deliver your unreserved Units to you promptly and, after we receive payment for reserved Units sold by us for your account, we will remit to you, as promptly as practicable, an amount equal to the price paid by you for such Units. As soon as practicable after termination of Sections 4, 5 and 9 and the first and penultimate sentences of Section 8 of this Agreement (pursuant to Section 11 hereof) we will deliver to you any of your Units reserved but not sold. All Units delivered to you pursuant to this Section will be evidenced by certificates for the Common Stock and Warrants included in the Units in such denominations as you shall direct by written notice received by us not later than the second full business day preceding the Closing Date.

     7. Authority to Borrow. In connection with the purchase or carrying of any Units purchased hereunder for your account, you authorize us, in our discretion, to advance funds for your

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account, charging current interest rates, or to arrange loans for your account, and in connection therewith to execute and deliver any notes or other instruments and hold or pledge as security any of your Units. Any lender may rely on our instructions in all matters relating to any such loan. Any of your Units held by us for your account may be delivered to you for carrying purposes only, and subject to our further direction.

     8. Stabilization and Over-Allotment. To facilitate the distribution of the Units, you authorize us during the term of this Agreement, or for such longer period as may be necessary in our discretion, to make purchases and sales of the Units for your account in the open market or otherwise, for long or short account, on such terms as we deem advisable and, in arranging sales, to over-allot. You also authorize us to cover any short position incurred pursuant to this Section on such terms as we deem advisable. Included in the authority granted to us by you is the authority to exercise the over-allotment option to purchase the Optional Units granted by Section 3 of the Underwriting Agreement. Except with respect to the exercise of such over-allotment option, all such purchases and sales (other than purchases and sales of the Optional Units) shall be made for the accounts of the several Underwriters as nearly as practicable in proportion to their respective underwriting obligations. Your net commitment under this Section shall not, at the end of any business day, exceed 15% of your maximum underwriting obligation. You will on our demand take up at cost or deliver against payment any Units purchased or sold or over-allotted for your account and, if any such other Underwriter defaults in its corresponding obligation, you will assume your proportionate share of such obligation without relieving the defaulting Underwriter from liability. You will be obligated in respect to purchases and sales made for your account hereunder whether or not the proposed purchase of the Units is consummated. Upon request you will advise us of Units retained by you and unsold and will sell to us for the account of one or more of the Underwriters such of your unsold Units as we may designate, at the public offering price thereof less such amount as we may determine, but not in excess of the Selected Dealer's concession with respect thereto. Until the termination of this Agreement pursuant to Section 11 hereof, or prior notification by us, we shall have the sole right to effect stabilizing transactions in the Units. You agree that until such time you will not make any purchases or sales of any of such Units except as provided in Section 9 hereof. You also agree to timely provide us with the information required by Rule 17a-2(d) under the Securities Exchange Act of 1934, as amended (the "1934 Act").

     9. Open Market Transactions. You agree not to bid for, purchase, attempt to induce others to purchase, or sell, directly or indirectly, any Units, except as brokers pursuant to unsolicited orders and as otherwise provided in this Agreement or in the Underwriting Agreement. You further agree not to offer the Units for sale until notified by us, as the Representative of the Underwriters, that they are released for that purpose.

     10. Expenses and Settlement. We may charge your account with Selected Dealer's concessions and all transfer taxes on sales made by us for your account and with your proportionate share (based upon your underwriting obligation) of all other expenses incurred by us under the terms of this Agreement or the Underwriting Agreement, in excess of those reimbursed by the Company pursuant to Section 8 of the Underwriting Agreement, or in connection with the purchase, carrying, sale or distribution of the Units. Our determination of the amount and allocation of expenses shall

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be conclusive.  As soon as practicable after termination of the provisions referred to in Section 11, the accounts hereunder will be settled, but we may reserve from distribution such amount as we deem advisable to cover possible additional expenses. We may at any time make partial distribution of credit balances or call for payment of debit balances. Any of your funds in our hands may be held with our general funds without accountability for interest. Notwithstanding any settlement, you will pay (i) your proportionate share (based upon your underwriting obligation) of any liability which may be incurred by the Underwriters, or any of them, based on the claim that the Underwriters constitute an association, partnership, unincorporated business or other separate entity, and of any expenses incurred by us, or by any other Underwriter with our approval, in contesting any such liability, and (ii) any transfer taxes which may be assessed and paid after such settlement on account of any sale or transfer for your account.

     11. Termination and Settlement. This Agreement will terminate (a) at the close of business on the 30th day after the date of the Underwriting Agreement; or (b) on such earlier or later date, not more than 30 days after the date specified in (a), as we may determine; or (c) on the date of termination of the Underwriting Agreement, if the same shall be terminated as provided by its terms.

     Upon termination of this Agreement, all authorizations, rights and obligations hereunder will cease, except (a) the mutual obligation to settle accounts hereunder, (b) your obligation to pay any claims referred to in the last paragraph of this Section, (c) the obligations with respect to indemnity set forth in Section 15 hereof (all obligations of which will continue until fully discharged), and (d) your obligation with respect to purchases which may be made by us from time to time thereafter to cover any short position with respect to the offering, all of which will continue until fully discharged, and except our authority with respect to matters to be determined by us, or by us and the Company, pursuant to the terms of the Underwriting Agreement, which will survive the termination of this Agreement.

     The accounts arising pursuant to this Agreement will be settled and paid as soon as practicable after termination. The determination by us of the amounts to be paid to or by you will be final and conclusive.

     Notwithstanding any settlement upon the termination of this Agreement, you will pay your proportionate share of any amount asserted against and discharged by the Underwriters, or any of them, based upon the claim that the Underwriters constitute an association, unincorporated business or other separate entity, or based upon or arising out of a claim that this Agreement or the Underwriting Agreement is invalid or illegal for any reason, including any expense incurred in defending against such claim, and will pay any transfer taxes which may be assessed thereafter on account of any sale or transfer of Units for our account.

     12. Default by Underwriters. Default by one or more Underwriters hereunder or under the Underwriting Agreement shall not release the other Underwriters from their obligations or affect the liability of any defaulting Underwriter to the other Underwriters for damages resulting from such default. In case of default under the Underwriting Agreement by one or more Underwriters, we may

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arrange for the purchase by others, including non-defaulting Underwriters, of
Units not taken up by such defaulting Underwriter and you will, at our request, increase pro rata with the other non-defaulting Underwriters the aggregate principal amount of Units which you are to purchase, or both, by an amount not exceeding one-ninth of your original underwriting obligations. In the event any such arrangements are made, the respective Units to be purchased by non-defaulting Underwriters and by such others shall be taken as the basis for the underwriting obligations under this Agreement.

     In the event of default by one or more Underwriters in respect of their obligations under this Agreement, each non-defaulting Underwriter shall assume its proportionate share of the obligations under this Agreement of each such defaulting Underwriter (other than, to the extent stated in the first paragraph of this Section, the purchase obligation of such defaulting Underwriter).

     13. Position of Representative. We shall be under no liability to you for any act or omission except for obligations expressly assumed by us in this Agreement, but no obligation on our part shall be implied or inferred. Nothing shall constitute the Underwriters, or any of them, an association, partnership, unincorporated business or other separate entity and the rights and liability of ourselves and each of the Underwriters are several and not joint.

     14.  Compensation to Representative.  As compensation for our services
as Representative, you agree to pay us $.    per Unit out of the aggregate
underwriting discount attributable to Units which you agree to purchase from the Company under the Underwriting Agreement. We are authorized to charge your account with such an amount.

     15. Indemnification. You will indemnify and hold harmless each other Underwriter and each person, if any, who controls such Underwriter within the meaning of Section 15 of the Act to the extent and upon the terms by which each Underwriter agrees to indemnify the Company in the Underwriting Agreement. Such indemnity agreement shall survive the termination of any of the provisions of this Agreement.

     In the event that at any time any claim shall be asserted against us as or as a result of our having acted as Representative, or otherwise involving the Underwriters generally, relating to the Registration Statement or any preliminary prospectus or the Prospectus, as from time to time amended or supplemented, the public offering of the Units or any of the transactions contemplated by this Agreement, you authorize us to make such investigation, to retain such counsel and to take such other action as we shall deem necessary or desirable under the circumstances, including settlement of any claim or claims if such course of action shall be recommended by counsel retained by us. You agree to pay to us, on request, your proportionate share (based upon your underwriting obligation) of all expenses incurred by us (including, but not limited to, the disbursements and fees of counsel so retained) in investigating and defending against such claim or claims, and your proportionate share (based upon your underwriting obligation) of any liability incurred by us in respect of such claim or claims, whether such liability shall be the result of a judgment against us or as a result of any such settlement.

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     16.  Blue Sky Matters.  We shall not have any responsibility with respect to the right of any Underwriter or other person to sell Units in any jurisdiction, notwithstanding any information we may furnish in that connection. You hereby authorize us to take such action as may be necessary or advisable to qualify the Units for offering and sale in any jurisdiction. We have caused to be filed Further State Notices respecting the Units to be offered to the public in New York in the form required by, and pursuant to, the provisions of Article 23A of the General Business Law of the State of New York.

     17. Title to Units. The Units purchased for the respective accounts of the several Underwriters shall remain the property of those Underwriters until sold; and no title to such Units shall in any event pass to us, as Representative, by virtue of any of the provisions of this Agreement.

     18. Capital Requirements. Unless the provisions of clause (b) of the second sentence of the last paragraph of this Agreement are applicable to you, you confirm that your commitment hereunder will not result in any violation of Section 8(b) or 15(c) of the 1934 Act or in any violation of any of the rules and regulations promulgated under the 1934 Act, including, without limitation, Rule 15c3-1, or any provision of any applicable rules of any securities exchange to which you are subject or of any restriction imposed upon you by such exchange.

     19. Notices and Governing Laws. Any notice from you to us shall be mailed or transmitted by any standard form of written telecommunication to us at 17 Battery Place, New York, NY 10004. Any notice from us to you shall be mailed or transmitted by any standard from of written telecommunication to you at your address as set forth in your Underwriter's Questionnaire. This Agreement shall be governed by and construed in accordance with the laws of the State of New York (without regard to conflicts of laws principles).

     We represent that we are a member in good standing of the National Association of Securities Dealers, Inc. You represent that you are (a) a member in good standing of such Association or (b) a foreign dealer which is not eligible for membership in such Association, in which event you will make sales of any Units only outside the United States and its territories and possessions to persons who are not citizens or residents of the United States or its territories or possessions, and that in making any such sales, you will comply with such Association's Interpretation with respect to Free-Riding and Withholding. You further represent that: (i) you will notify each of your customers with respect to whose account you have investment discretion and to whose account you intend to sell any Units that you propose to sell Units to such account as a principal and you will obtain the customer's written consent to such sale; and (ii) you will comply with the requirements of Rule 15c2-8 under the 1934 Act and have distributed or are distributing copies of a Preliminary Prospectus to all persons to whom you then expected to mail confirmations of sale, not less than 48 hours prior to the time it is expected to mail such confirmations.

                              Very truly yours,

                              VTR CAPITAL, INC.



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                              By:
                                 ----------------------------------
                                   As Representative of the several
                                   Underwriters

Confirmed and accepted as of
the date first above written.


--------------------------------
Attorney-in-fact for the several
Underwriters named in Schedule I
to the Underwriting Agreement


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